UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 3, 2005

Date of Report (Date of earliest event reported)

CAPTARIS, INC.

(Exact Name of Registrant as Specified in Charter)

Washington	0-25186	91-1190085
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10885 N.E. 4th Street, Bellevue, Washington 98004

(Address of principal executive offices)     (Zip Code)

(425) 455-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.	Material Impairments.

As described under Item 8.01, Captaris, Inc. (the “Company”) announced corporate changes intended to improve the efficiency and cost structure of the business. As a result of these changes, on November 3, 2005, the officers of the Company determined that the Company will record a non-cash impairment charge in the fourth quarter of 2005 of approximately $440,000 for the write-off of an application systems software project that will not be pursued by the Company. The Company does not anticipate future cash expenditures in connection with this write-off.

Item 8.01.	Other Events.

On November 3, 2005, the Company announced corporate changes intended to improve the efficiency and cost structure of the business. These changes include a reduction in its workforce, the consolidation of office facilities, and as described above in Item 2.06, a write-off of amounts previously deferred for an application systems software project. The workforce reduction includes certain founders of Teamplate, which the Company acquired in September 2003, and triggers the acceleration of the remaining Teamplate management incentive plan obligation associated with the acquisition. The Company expects to record a charge of approximately $2.3 million in the fourth quarter of 2005, of which approximately $2.0 million are cash expenditures in that quarter. The charge is comprised of approximately $620,000 of severance and related costs for the workforce reduction, $1.0 million for the Teamplate incentive plan obligation, approximately $193,000 for the consolidation of office facilities, and approximately $440,000 for the write-off of the application systems software project.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Captaris, Inc.

Dated: November 3, 2005	By:	/s/ Peter Papano
Peter Papano
Chief Financial Officer